Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135849 and 333-168844) of Windstream Corporation of our report dated June 22, 2012, relating to the financial statements and supplemental schedule of the Windstream 401(k) Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Little Rock, AR
June 22, 2012